                                            CODE OF ETHICS

Background

Investment advisers are fiduciaries that owe their undivided loyalty to their clients. Investment advisers are trusted to represent clients' interests in many matters, and advisers must hold themselves to the highest standard of fairness in all such matters.

Policies and Procedures

At all times, NWS and its Employees must comply with the spirit and the letter of the Federal Securities Laws and the rules governing the capital markets. The CCO administers the Code of Ethics. All questions regarding the Code should be directed to the CCO or his delegates. You must cooperate to the fullest extent reasonably requested by the CCO to enable (i) NWS to comply with all applicable Federal Securities Laws and (ii) the CCO to discharge his duties under the Code of Ethics and Compliance Manual.

All Employees will act with competence, dignity, integrity, and in an ethical manner, when dealing with Clients, the public, prospects, third-party service providers and fellow Employees. You must use reasonable care and exercise independent professional judgment when conducting investment analysis, making investment recommendations, trading, promoting NWS's services, and engaging in other professional activities.

We expect all Employees to adhere to the highest standards with respect to any potential conflicts of interest with Clients. As a fiduciary, NWS must act in its Clients' best interests. Neither NWS, nor any Employee, should ever benefit at the expense of any Client. Notify the CCO or his delegates promptly if you become aware of any practice that creates, or gives the appearance of, a material conflict of interest.

Employees are generally expected to discuss any perceived risks, or concerns about NWS's business practices, with their direct supervisor. However, if an Employee is uncomfortable discussing an issue with their supervisor, or if they believe that an issue has not been appropriately addressed, they should bring the matter to the attention of the CCO or his delegates.

Reporting Violations of the Code

Employees must promptly report any suspected violations of the Code of Ethics to the CCO or his delegates. Violations may be reported confidentially or anonymously, if so desired. Employees shall promptly report any evidence of: (i) a violation of any Federal or state securities laws; (ii) a breach of fiduciary duty; or (iii) any violation of the Code of Ethics. Employees can email compliance@northwoodsecurities.com or call the CCO or his delegates directly to report any suspected breaches.

To the extent practicable, NWS will protect the identity of an Employee who reports a suspected violation. However, NWS remains responsible for satisfying the regulatory reporting, investigative and other obligations that may follow the reporting of a potential violation. Retaliation against any Employee who reports a violation of the Code of Ethics is strictly prohibited and will be cause for corrective action, up to and including dismissal.

With respect to investigating potential violations and enforcing the Code of Ethics, NWS utilizes the following process:

•The CCO or his delegates, in consultation with the CEO, will take all appropriate action to investigate any actual or potential violations reported to him within a timely manner.

•Violations will be recorded.

•If the CCO or CEO determines that a violation has occurred, NWS will take all appropriate disciplinary or preventative action.

•Violations of this Code of Ethics, or the other policies and procedures set forth in the Compliance Manual, may warrant sanctions including, without limitation, requiring that personal trades be reversed, requiring the disgorgement of profits or gifts, issuing a letter of caution or warning, suspending personal trading rights, imposing a fine, suspending employment (with or without compensation), making a civil referral to the SEC, making a criminal referral, terminating employment for cause, and/or a combination of the foregoing. Violations may also subject an Employee to civil, regulatory or criminal sanctions.

•No Employee will determine whether he or she committed a violation of the Code of Ethics, or impose any sanction against himself or herself. All sanctions and other actions taken will be in accordance with applicable employment laws and regulations.

Distribution of the Code and Acknowledgement of Receipt

NWS will distribute this Code of Ethics, as part of the firm's Compliance Manual, to each Employee upon the commencement of employment and upon any material change to the Code of Ethics or any material change to the Compliance Manual. The Code of Ethics may also be extracted and distributed separate from the Manual from time to time.

All Employees must acknowledge through their account on the Personal Trading Control Center platform ("PTCC") that they have received, read, understood, and agree to comply with NWS's policies and procedures described in this Code of Ethics. Each employee will be required to complete the Compliance Manual Acknowledgement Form available through PTCC and submit the certification within 30 days of the commencement of employment and following any material change to the Code of Ethics or Manual.

With respect to temporary employees, interns, or any contracted individual working onsite for a period less than six months, these individuals will be expected to adhere to the Code of Ethics during their service period and hold themselves to the highest standards described above. However, due to the limited timeframe of their employment, these temporary employees will not be added to or subject to the reporting and pre-clearance requirements of the PTCC platform. This requirement will become effective if a temporary employee receives a permanent position with NWS or is expected to exceed temporary employment for a period greater than six months.

Conflicts of Interest

Conflicts of interest may exist between various individuals and entities, including NWS, Employees, and current or prospective Clients and Investors. Any failure to identify or properly address a conflict can have severe negative repercussions for NWS, its Employees, and/or Clients and Investors. In some cases the improper handling of a conflict could result in litigation and/or disciplinary action.

NWS's policies and procedures have been designed to identify and properly disclose, mitigate, and/or eliminate applicable conflicts of interest. However, written policies and procedures cannot address every potential conflict, so Employees must use good judgment in identifying and responding appropriately to actual or apparent conflicts. Conflicts of interest that involve NWS and/or its Employees on one hand, and Clients and/or Investors on the other hand, will generally be fully disclosed and/or resolved in a way that favors the interests of Clients and/or Investors over the interests of NWS and its Employees. If an Employee believes that a conflict of interest has not been identified or appropriately addressed, that Employee should promptly bring the issue to the attention of the CCO or his delegates.

In some instances conflicts of interest may arise between Clients and/or Investors. Responding appropriately to these types of conflicts can be challenging, and may require robust disclosures if there is any appearance that one or more Clients or Investors have been unfairly disadvantaged. Employees should notify the CCO or his delegates promptly if it appears that any actual or apparent conflict of interest between Clients and/or Investors has not been appropriately addressed. Disclosure of the Code of Ethics

NWS will describe its Code of Ethics in Part 2A of Form ADV and, upon request, furnish Clients with a copy of the Code of Ethics. All Client requests for NWS's Code of Ethics should be directed to the CCO or his delegates.

                             PERSONAL SECURITIES TRANSACTIONS

Background

Employee trades should be executed in a manner consistent with our fiduciary obligations to our Clients: trades should avoid actual improprieties, as well as the appearance of impropriety. Employee trades must not be timed to precede or coincide with orders placed for any Client, nor should trading activity be so excessive as to conflict with the Employee's ability to fulfill daily job responsibilities.

Policies and Procedures
Accounts Covered by the Policies and Procedures

NWS's Personal Securities Transactions policies and procedures apply to all accounts holding or that are permitted to hold any "Reportable Securities" over which Access Persons have any beneficial ownership interest, which typically includes accounts held by immediate family members sharing the same household. Immediate family members include children, step-children, grandchildren, parents, step-parents, grandparents, spouses, domestic partners, siblings, parents-in-law, and children-in-law, as well as adoptive relationships that meet the above criteria.

It may be possible for Access Persons to exclude accounts held personally or by immediate family members sharing the same household if the Access Person does not have any direct or indirect influence or control over the accounts. Access Persons should consult with the CCO or his delegates before excluding any accounts held by immediate family members sharing the same household.

Reportable Securities

NWS requires Access Persons to provide periodic reports regarding transactions and holdings in all "Reportable Securities," which include any Security, except:

•Direct obligations of the Government of the United States;

•Bankers' acceptances, bank certificates of deposit, commercial paper and high-quality short-term debt instruments, including repurchase agreements;

•Shares issued by money market funds;

•Shares issued by open-end investment companies registered in the U.S., other than funds advised or underwritten by NWS or an affiliate;

•Interests in 529 college savings plans;

•Shares issued by unit investment trusts that are invested exclusively in one or more open-end registered investment companies, none of which are advised or underwritten by NWS or an affiliate.

From time to time, NWS may place Securities excluded from the Reportable
Securities definition on its Restricted List if the Security could pose a conflict of interest or otherwise appears improper.
Preclearance Procedures and Restricted List

Access Persons must submit preclearance requests to the compliance department, through the Personal Trading Control Center ("PTCC") system for all transactions involving Reportable Securities*, IPOs and Private

Placements before completing the transactions. NWS may deny any proposed transaction, particularly if the transaction appears to pose a conflict of interest or otherwise appears improper.

*ETFs are considered Reportable Securities, however NWS has determined that transactions involving ETFs (other than real estate-related ETFs) pose little to no risk to NWS's fiduciary obligations to its Clients and would not likely cause any conflicts of interest. As a result, ETFs (other than real estate- related ETFs) will be excluded from NWS's Preclearance Procedures and requirements.

For the avoidance of doubt, ETFs will remain subject to the reporting requirements covered in NWS's Personal Securities Transactions.
From time to time, NWS may place Securities excluded from its Preclearance
Procedures and requirements (i.e. non-real estate-related ETFs and bonds;
mutual funds) on its Restricted List if the Security could pose a conflict of interest or otherwise appears improper.

Employees are prohibited from executing transactions in the identified security until receiving permission from the CCO or his delegates to execute the requested transaction.

Within the preclearance request, employees should include the following information:

•Security Type

•Security Name

•Transaction Type (buy, sell, sell short, etc.)

•Symbol (if applicable)

•# of shares/Principal Amount (Private Placements)

•Name of Issuer (IPO only)

•Public Offering Date (IPO only)

•Investment Strategy (Private Placements)

•How employee became aware of the security

•Whether NWS is a past or present investor in the security

Preclearance approvals will be considered valid for the trading day in which they are submitted for approval and the following trading day. Employees that have been granted pre-clearance approval to execute a requested transaction and do not execute the transaction within the two day period allocated must re-submit the trade request for pre-clearance.

NWS's CCO or his delegates will maintain a List of Restricted Securities related to Non-Disclosure Agreements ("NDAs") signed or being negotiated by the Company or by NWS's affiliated

Investment Advisor, Northwood Investors LLC ("NWI"), certain banking and financial institutions that NWS may have ongoing business relationships with and certain publicly traded holdings of NWI, and including all investments currently being held within or under consideration for Client portfolios.

The CCO or his delegates will be responsible for the maintenance of the Restricted List that will be maintained in the PTCC system. The CCO or his delegates will not typically approve any personal transactions in Restricted Securities.

Quarterly & Transaction Reports

Access Persons must submit quarterly reports regarding all Reportable Securities transactions in accounts in which they have a Beneficial Interest (as well as annual reports regarding holdings and existing accounts. See below). Access Persons must also report any accounts opened during the quarter that hold or are permitted to hold any Reportable Securities Reports regarding Securities transactions must be submitted through PTCC to the CCO or his delegates within 30 days of the end of each calendar quarter.

NWS Employees must link their personal accounts to their PTCC account, allowing for any trading activity executed in any custodial account for which data feeds are available to be contemporaneously downloaded directly from the broker/custodian as they trade throughout any given quarter. Alternatively, employees will be required to manually enter any transactions that are executed within accounts established with brokers who do not make automated data feeds available to PTCC within 30 days after the end of each calendar quarter.

If you did not have any transactions or account openings to report, this should be indicated on the PTCC system in the form of a "negative report" confirming that an employee did not have any reportable transactions to submit in a given reporting period.

Initial and Annual Holdings Reports

Access Persons must report the existence of any account that holds or is permitted to hold any Reportable Securities and must recertify the accuracy of the information on a quarterly basis. Reports regarding accounts and holdings must be submitted to the CCO or his delegates on or before February 14th of each year, and typically within 10 days of an individual first becoming an Access Person. Information for initial and annual holdings not reported through the automated reporting capabilities of the PTCC system, must be submitted manually by each Access Person. Annual reports must be current as of December 31st; initial reports must be current as of a date no more than 45 days prior to the date that the person became an Access Person.

If you do not have any holdings and/or accounts to report, this should be indicated by submission of a "negative report" on the PTCC system.

Exceptions from Reporting Requirements

There are limited exceptions from certain reporting requirements. Specifically, an Access Person is not required to submit:

•Quarterly reports for any transactions effected pursuant to an Automatic Investment Plan;

•Any reports with respect to Securities held in accounts over which the Access Person had no direct or indirect influence or control, such as an account managed by an investment adviser on a discretionary basis; or

•Any reports with respect to accounts where the Access Person is only permitted to hold Securities excluded from the Reportable Securities definition (for ex. Mutual Fund-only accounts).

Any investment plans or accounts that may be eligible for these exceptions should be brought to the attention of the CCO or one of his delegates who will, on a case-by-case basis, determine whether the plan or account qualifies for an exception. In making this determination, the CCO or his delegates may ask for supporting documentation, such as a copy of the Automatic Investment Plan, a copy of the discretionary account management agreement, and/or a written certification from an unaffiliated investment adviser.

Personal Trading and Holdings Reviews

NWS's Personal Securities Transactions policies and procedures are designed to mitigate any potential material conflicts of interest associated with Access Persons' personal trading activities. Accordingly, the CCO or his delegates will closely monitor Access Persons' investment patterns to detect the following potentially abusive behavior:

•Frequent and/or short-term trades in any Security, with particular attention paid to potential market-timing of mutual funds;

•Trading in a manner opposite of Client interests; and

•Trading that appears to be based on Material Non-Public Information.

The CCO or his delegates will review all reports submitted pursuant to the Personal Securities Transactions policies and procedures for potentially abusive behavior, and will compare Access Person's trading with Clients' trades as necessary. Any personal trading that appears abusive may result in further inquiry by the CCO or his delegates and/or sanctions, up to and including dismissal. The CCO will maintain documentation related to any potential violations of the identified reporting requirements, pre-clearance procedures and the Company's Restricted List. In addition, any trading activity that appears to place the interests of the Access Person ahead of a Client may result in NWS initiating the appropriate remedial action to address the situation.

The Vice President of Compliance of NWS will monitor the CCO's personal Securities transactions and the CCO will monitor the NWS Vice President of Compliance's personal Securities transactions for compliance with the Personal Securities Transactions policies and procedures.

                                                        DEFINITIONS

The following defined terms are used throughout this Manual. Other capitalized terms are defined within specific sections of the Manual.

ACA Compliance Group	NWS's third-party compliance consultant.

Access Person	An Access Person is an Employee who has access to non-public information regarding any Client's trading or any Reportable Fund's holdings, who is involved in making securities recommendations to Clients, or who has access to non-public securities recommendations. All of NWS's directors, officers, employees and partners are presumed to be Access Persons.
Administrator	Atlantic Fund Services provides fund administration and trustee services for NWS International Property Fund.

Advisers Act	The Investment Advisers Act of 1940.
Automatic Investment Plan	A program in which regular trades are made automatically in accordance with a predetermined schedule and allocation. An Automatic Investment Plan includes a dividend reinvestment plan.

Beneficial Interest	An individual has a Beneficial Interest in a security if he or she can directly or indirectly profit from the security. An individual generally has a Beneficial Interest in all securities held directly or indirectly, as well as those owned directly or indirectly by family members sharing the same household.

Best Execution Committee	Comprised of the CEO, COO, CCO, portfolio managers and/or appropriate delegates. The Best Execution Committee is Chaired by the COO.
CCO	Chief Compliance Officer, Mr. Ted McGrath

CEO	Chief Executive Officer, Mr. Jim Rehlaender

CFTC	The Commodity Futures Trading Commission.

Clients	Individuals and entities for which NWS provides investment advisory services, including those Funds registered as a registered investment company under the 1940 Investment Companies Act. The underlying Investors in pooled investment vehicles advised by NWS are not Clients of NWS.

COO	Chief Operating Officer, Ms. Su Yen Tse

Employees	NWS's officers, directors, principals, and employees.

ERISA	The Employee Retirement Income Security Act of 1974.

Exchange Act	The Securities Exchange Act of 1934.

Federal Securities Laws	The Federal Securities Laws include the Securities Act, the Exchange Act, the Sarbanes-Oxley Act of 2002, the Investment Companies Act of 1940, the Advisers Act, Title V of the Gramm-Leach-Bliley Act, the Dodd-Frank Act of 2010, any rules adopted by the SEC under any of these statutes, the Bank Secrecy Act as it applies to investment companies and investment advisers, and any rules adopted thereunder by the SEC or the Department of the Treasury.

FINRA	The Financial Industry Regulatory Authority, a self-regulatory organization. FINRA was formed in 2007 through the consolidation of NASD and certain functions of the New York Stock Exchange.
Front-Running	Trading a favored account ahead of other accounts.

Fund(s)	NWS's Funds.

Head of Marketing	Ms. Kirsten McElroy

Investor	A limited partner or shareholder in a pooled investment vehicle advised by NWS

Insider Trading	Trading personally or on behalf of others on the basis of Material Non-Public Information, or improperly communicating Material Non-Public Information to others.

IPO	An initial public offering. An IPO is an offering of securities registered under the Securities Act where the issuer, immediately before the registration, was not subject to the reporting requirements of sections 13 or 15(d) of the Exchange Act.

ITDepartment	Including, but not limited to, Mr. Richard Jones, Director of Technology of Northwood Investors LLC, Mr. Seth Alexander, Systems Administrator of Northwood Investors LLC, and Eric Chan, IT Support Specialist of Northwood Investors LLC.

MAS	Monetary Authority of Singapore

Material Non-Public Information	Information that (i) has not been made generally available to the public, and that (ii) a reasonable investor would likely consider important in making an investment decision. Employee should consult with NWS's CCO about any questions as to whether information constitutes Material Non-Public Information.

Mutual Fund(s)	Any registered investment companies managed by NWS.

Natural Person	A human being, as opposed to a legal entity.

Nonpublic Personal Information	Regulation S-P defines "Nonpublic Personal Information" to include personally identifiable financial information that is not publicly available, as well as any list, description, or other grouping of consumers derived from nonpublic personally identifiable financial information.

Operations Team	Including, but not limited to, Ms. Su Yen Tse, Mr. Andrew Loa, and Ms. Vicki Deng

Outside Counsel	Simpson Thacher & Bartlett LLP

PPM	A private placement memorandum; also known as an offering memorandum.

Pricing Committee	Comprised of CEO, COO, portfolio managers and/or appropriate delegates. The Pricing Committee is Chaired by the COO.

Proxy Policy Committee	Comprised of the CEO, COO and portfolio managers of the affected region and/or appropriate delegates. The Proxy Policy Committee is Chaired by the COO.

Private Funds	Any unregistered Investment Funds managed by NWS.

Private Placement	Also known as a "Limited Offering." An offering that is exempt from registration pursuant to sections 4(a)(2) or 4(6) of the Securities Act, or pursuant to Rules 504, 505, or 506(b) or 506(c) of Regulation D.

PTCC	Personal Trading Control Center, NWS's system for tracking many Employee reports and certifications.

Qualified Custodian	Please see Rule 206(4)-2 under the Advisers Act for a complete definition. Generally, a Qualified Custodian is defined to include:
• A bank or savings association with deposits insured by the FDIC;

• A registered broker-dealer holding client assets in customer accounts;

• A registered futures commission merchant holding client funds or security futures in customer accounts; and

• A foreign financial institution that customarily holds financial assets for customers.

RIC	A Registered Investment Company

Reportable Fund	Any RIC advised or underwritten by NWS or an affiliate.

Security	The SEC defines the term "Security" broadly to include stocks, bonds, certificates of deposit, options, interests in Private Placements, futures contracts on other securities, participations in profit-sharing agreements, and interests in oil, gas, or other mineral royalties or leases, among other things. "Security" is also defined to include any instrument commonly known as a security. Any questions about whether an instrument is a security for purposes of the Federal Securities Laws should be directed to the CCO.

SEC	The United States Securities and Exchange Commission.

Securities Act	The Securities Act of 1933.

Supervised Person	Any partner, officer, director (or other person occupying a similar status or performing similar functions), or employee of NWS, or other person who provides investment advice on behalf of NWS and is subject to NWS's supervision and control.

Vice President of Compliance of NWS	Ms. Jenny Buttrick

40-Act Funds Investment Funds registered as a registered investment company under the 1940 Investment Companies Act, normally referred to as mutual funds.